EXHIBIT 10.1

SeaSpine Holdings Corporation
Non-Employee Director Compensation Program

Effective October 13, 2015

This SeaSpine Holdings Corporation (the “Company”) Non-Employee Director Compensation Program (this “Program”) for non-employee directors (the “Directors”) of the board of directors of the Company (the “Board”) shall be effective on the date set forth above (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SeaSpine Holdings Corporation 2015 Incentive Award Plan, as may be amended (the “Plan”). The original Program was effective upon the effectiveness of the distribution by Integra LifeSciences Holdings Corporation to its stockholders of all of the outstanding shares of the Company’s common stock (the “Original Effective Date”).

Cash Compensation

Effective upon the Original Effective Date, Directors will become entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Chairman Annual Retainer:	$75,000
Non-Chairman Director Annual Retainer:	$50,000
Chair of Audit Committee Additional Annual Retainer:	$15,000
Chair of Compensation Committee Additional Annual Retainer:	$15,000
Chair of Nominating and Corporate Governance Committee Additional Annual Retainer:	$15,000
Lead Director Additional Annual Retainer:	$25,000

All cash annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Directors may be permitted to elect to receive an Option in lieu of the Director’s aggregate annual retainer (as determined in accordance with the table above). In the event a Director timely elects to receive an Option in lieu of such Director’s aggregate cash annual retainer (as described below), the Option shall be granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company on the date of the annual shareholder meeting of the Company (each, an “Annual Meeting”) that occurs in such year.

Such election must be made prior to the last day of the calendar year immediately preceding the calendar year in which the applicable Annual Meeting occurs. In no event may a Director who is initially elected or appointed to serve on the Board after the Effective Date receive an Option in lieu of such Director’s aggregate annual retainer prior to the Annual Meeting that occurs in the calendar year following the calendar year in which such Director was initially elected or appointed.

Any Option granted in lieu of a Director’s aggregate annual cash retainer will cover a number of Shares in an amount equal to the Director’s aggregate annual cash retainer with respect to the applicable year, divided by the per share grant date fair value of the Option on the applicable grant date.

For the avoidance of doubt, no Director will receive any annual retainer (or portion thereof, whether in the form of cash or as an Option) with respect to services provided to the Company or Integra prior to the Original Effective Date.

Equity Compensation

Post-Distribution Stock Option Grants:
Each Director who was serving on the Board as of the Original Effective Date was hereby granted on August 1, 2015 an Option to purchase a number of Shares under the Plan in an amount equal to $200,000 or, with respect to the Lead Independent Director and the Chairman, $400,000 and $500,000, respectively, divided by the per share grant date fair value of such Option on August 1, 2015.

In addition, each Director who was serving on the Board as of the Original Effective Date was hereby granted on August 1, 2015 an Option to purchase a number of Shares under the Plan in an amount equal to $100,000 or, with respect to the Chairman, $150,000, divided by the per share grant date fair value of such Option on August 1, 2015, subject to the Director’s continued service through such date.

Initial Stock Option Grant:
Each Director who is initially elected or appointed to serve on the Board after the Original Effective Date shall be granted an Option to purchase a number of Shares under the Plan, or any other applicable Company equity incentive plan then-maintained by the Company, in an amount equal to $100,000 or, with respect to the Chairman, $150,000, divided by the per share grant date fair value of such Option on the later of the Director’s Election Date (as defined below) and August 1, 2015 (the “Initial Option”), subject to the Director’s continued service through such date (if applicable). The Initial Option may be pro-rated to reflect any partial year of service, as determined by the Board in its sole discretion.

An Initial Option is hereby granted on the later of the date on which such Director is initially elected or appointed to serve on the Board (the “Election Date”) and August 1, 2015.

Annual Stock Option Grant:
Each Director serving on the Board as of the date of each Annual Meeting shall be granted an Option to purchase a number of Shares under the Plan or any other applicable Company equity incentive plan then-maintained by the Company in an amount equal to $100,000 or, with respect to the Chairman, $150,000, divided by the per share grant date fair value of such Option on the date of the applicable Annual Meeting (the “Annual Option”).

An Annual Option is hereby granted on the date of the applicable Annual Meeting.

Miscellaneous

Each Option granted under this Program shall be a Non-Qualified Stock Option, shall have an exercise price per Share equal to the Fair Market Value of a Share on the applicable grant date and shall have a term of ten years from the applicable grant date; provided, however, that if a Director experiences a Termination of Service for Cause, each Option granted to the Director under this Program may not be exercised after the start of business on the Director’s termination date.

With respect to each Option granted under this Program, the per share grant date fair value of such Option shall be computed in accordance with FASB Accounting Standards Codification Topic 718, Compensation -- Stock Compensation, or any successor accounting standard.

Each Option granted under this Program shall vest with respect to 25% of the Shares subject to the Option on each quarterly anniversary of the applicable grant date, subject to continued service, and shall fully vest and become exercisable immediately prior to a Change in Control, subject to continued service until immediately prior to such Change in Control. In addition, (i) if a Director stands for reelection but is not reelected to the Board, any outstanding Option(s) then-held by such Director shall fully vest and become exercisable on the date on which such Director is not reelected and (ii) if a Director experiences a Termination of Service due to such Director’s death or disability, any outstanding Option(s) granted under this Program that are then-held by such Director shall fully vest and become exercisable upon such termination.

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options are hereby subject in all respect to the terms of the Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written Award Agreement in a form approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the Effective Date. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Director shall have any rights hereunder, except with respect to any Options actually granted pursuant to the Program.